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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE


PEDIATRIC SERVICES OF AMERICA, INC. AGREES TO SELL
PARAMEDICAL DIVISION TO HOOPER HOLMES, INC.


NORCROSS, Ga. . . . . . .August 31, 1999. . . . . . Pediatric Services of
America, Inc. (Nasdaq SmallCap: PSAI) announced today that it has entered into a definitive agreement to sell the assets of its paramedical testing division to Hooper Holmes, Inc. of Basking Ridge, New Jersey. This divestiture is consistent with PSAI's previously announced intention to focus on its core competency in home health care services.

The paramedical testing division generated approximately $90 million in revenues in calendar 1998 through over 200 corporate and affiliate offices nationwide.

The anticipated sale price of approximately $85 million to $95 million is subject to certain performance and other price adjustments. The transaction is also subject to closing conditions and regulatory approvals. Proceeds will be used to repay a portion of PSAI's outstanding debt and for working capital needs.

PSAI Chairman, President and CEO, Joseph D. Sansone stated, "We are pleased with the decision to sell our paramedical division to Hooper Holmes. They are a dynamic company with the financial strength and business strategies to provide growth opportunities for our excellent paramedical team. In addition, we will be able to lower debt and provide funding for our medical services division from the proceeds of the sale."

PSAI provides comprehensive pediatric home health care services through a network of 103 branch offices in 24 states and provides testing services through over 200 offices nationwide.



                       FOR FURTHER INFORMATION CONTACT:
                      Pediatric Services of America, Inc.
 Joseph D. Sansone, President/CEO or James M. McNeill, Chief Financial Officer
                                 770-441-1580


NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company's strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings.

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